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                                                                    EXHIBIT 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                            Six months ended
       (in thousands)                                     Year ended December 31,                             June 30, 2004
-------------------------------      -----------------------------------------------------------------      ----------------
                                       1999         2000         2001          2002             2003
                                     --------     --------     --------      ---------        --------
Income (loss) before income tax      $ (8,350)    $ (9,691)    $ (9,232)     $ (13,468)       $ (2,141)        $  15,135)
Add: Fixed charges                        334          304          281            802           1,534               765
                                     --------     --------     --------      ---------       ---------         ---------
Earnings as defined                  $ (8,016)    $ (9,387)    $ (8,951)     $ (12,666)      ($    607)        $ (14,370)

Fixed charges:
  Interest expensed                        --           --           --      $     162        $    393         $     191
  Estimated interest component
  of rent                            $    334     $    304     $    281            640           1,141               574
                                     --------     --------     --------      ---------       ---------         ---------
Total Fixed charges                  $    334     $    304     $    281      $     802        $  1,534         $     765

Ratio of earnings to fixed
charges                                    (1)          (1)          (1)            (1)             (1)               (1)
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(1) For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before the provision for income taxes and the cumulative effect of changes in accounting, plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the years ended
December 31, 1999, 2000, 2001, 2002 and 2003 and for the six months ended June
30, 2004, were insufficient to cover fixed charges by $8,350, $9,387, $9,232,
$13,468, $2,141, and $15,135 (in thousands), respectively.